Exhibit 10.1

*** Certain information in this exhibit has been excluded because it either (1) is both (a) not material and (b) would likely cause competitive harm if publicly disclosed or (2) constitutes personal information which, if disclosed, would constitute a clearly unwarranted invasion of privacy.

Assembly Biosciences, Inc.

May 6,  2019

PERSONAL AND CONFIDENTIAL

Uri A. Lopatin, M.D.

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Re:       Separation Agreement and General Release of Claims

Dear Uri:

This letter (this “Agreement”) provides notice to you that effective today, May 6,  2019 (the “Separation Date”), your employment with Assembly Biosciences, Inc. (the “Company”) is being terminated without Cause pursuant to Section 8(e) of that certain Amended and Restated Employment Agreement by and between you and the Company entered into as of October 10, 2018 (the “Employment Agreement”).  Each capitalized term used herein and not otherwise defined shall have the meaning assigned to such term in the Employment Agreement. The Company thanks you for your contributions and wishes you well in your future endeavors.

This Agreement also sets forth the terms of the Release referenced in Section 9(c) of the Employment Agreement and you acknowledge that this Agreement becoming effective is a condition of your right to receive the Base Separation Benefits defined in such Section 9(c).  Finally, you are eligible to receive additional compensation in return for you providing consulting services to the Company, as described in more detail below.

Regardless of whether you enter into this Agreement, you shall be entitled to the Accrued Benefits as defined in Section 9(a) of the Employment Agreement.  Also regardless of whether you enter into this Agreement, you will remain bound by your continuing obligations to the Company under Section 5 [Confidential Information and Inventions] of your Employment Agreement, your June 12, 2015 Proprietary Information and Inventions Agreement (as modified by your Employment Agreement) (“PIIA”),  and Section 6  [Non-Solicitation] of your Employment Agreement, and the other provisions of the Employment Agreement which by their terms or by the nature of the obligation survive the termination of your employment (the “Continuing Obligations”).  Such Continuing Obligations include, without limitation, your confidentiality obligations, return of property obligations, and non-solicitation obligations.

The remainder of this Agreement sets forth the terms of the Agreement.  You acknowledge that you are entering into this Agreement knowingly and voluntarily.  With those understandings, you and the Company agree as follows:

Uri A. Lopatin, M.D.

May 6, 2019

1.          Separation from Employment

This confirms that your employment with the Company shall terminate on the Separation Date. As of such date you shall be deemed to have resigned as an officer of the Company and each subsidiary effective as of the Separation Date. Accordingly, your right to participate in the employee benefit plans of the Company shall cease on the Separation Date, except you will continue under the Company’s health insurance benefit through the last day of the month in which the Separation Date occurs and as noted in Section 2(d) below, if applicable.

2.          Separation Benefits

Subject to this Agreement becoming effective and your compliance with this Agreement and the Continuing Obligations, the Company shall provide you with the following “Separation Benefits” as set forth in Section 9(c) of the Employment Agreement except as modified by this Agreement:

(a)         Separation Pay.  The Company shall provide you with lump sum payment equal to twelve (12) months of your final Base Salary (which is at the annualized rate of $410,000) (such payment  being the “Separation Pay”).  The Separation Pay will be paid on the Company’s first regular payday occurring after the Effective Date of this Agreement in an amount equal to the Separation Pay, less applicable taxes and withholdings, in accordance with the Company’s normal payroll practices for its employees.

(b)         Acceleration of Equity Awards.  The table in Exhibit A attached hereto sets forth all of your outstanding Equity Awards (as defined in the Employment Agreement) as of the date hereof.  As provided in your Employment Agreement, all Equity Awards which would have vested during the six (6) months following the Separation Date shall accelerate and vest on the Separation Date as set forth on Exhibit A attached hereto. For avoidance of doubt, any acceleration of vesting set forth in an equity award that provides for acceleration in connection with a termination of employment by the Company shall have no further effect following the cessation of your employment.  Upon the effective date of your Consulting Agreement, each of your outstanding Equity Awards to the extent unvested as of the effective date of your Consulting Agreement shall be hereby modified to provide that upon the termination of your Continuous Service by the Company for any reason other than for Cause within 6 months following the occurrence of a Corporate Transaction (as defined in the applicable stock incentive plan), all unvested Options or RSUs, as applicable, shall immediately vest.

(c)         Extension of Exercise Period.  The post-termination exercise period for all Stock Options that are vested as of the Separation Date shall be extended as provided in your Employment Agreement and Equity Awards to the date noted in Exhibit A attached hereto.  Unvested options under your 2018 stock option award grants that vest during the term of the Consulting Agreement, shall have the same post-termination exercise period as those 2018 stock options that were vested as of Separation Date as noted in Exhibit A attached hereto.  The post-termination exercise period for all stock options under your 2019 stock option award grants  that vest during your provision of Continuous Services

Uri A. Lopatin, M.D.

May 6, 2019

under your Consulting Agreement shall be as set forth in such Equity Awards and as noted on Exhibit A attached hereto.

(d)         Health Benefit.  Notwithstanding anything in the contrary in the Employment Agreement, provided that you properly and timely elect to continue your health insurance benefits (including health, dental and/or vision) and remain eligible under COBRA after the Separation Date, the Company shall pay your applicable COBRA premiums, directly to the applicable plan administrator/insurance company, for the eighteen (18) months following your Separation Date  or until you become eligible under another employer’s health insurance, whichever is earlier (the “Health Benefit”).

3.          Consulting Agreement

(a)         Upon signing this Agreement, the Company will enter into the consulting agreement with you set forth as Exhibit B attached hereto (the “Consulting Agreement”), to be effective as of May 7, 2019.  Your service as a Consultant pursuant to the Consulting Agreement will constitute “Continuous Service” (as defined in the Company’s Amended and Restated 2014 Stock Incentive Plan and 2018 Stock Incentive Plan) and any portion of the Equity Awards that remain unvested as of the Separation Date will continue to vest during the term of the Consulting Agreement in accordance with the terms of the applicable stock incentive plan and equity award grant agreement.  For avoidance of doubt, any acceleration of vesting associated with a termination of employment by the Company shall not be applicable to a termination of services under the Consulting Agreement. Your sole rights to any acceleration of equity awards following the termination of your employment shall be as provided under your equity awards (as modified in Section 2(b) above) and the applicable stock incentive plan. No modification to any of your outstanding equity awards is intended to occur as a result of the change in your status to a consultant except those changes that occur by operation of law and those expressly set forth in Sections 2(b) and 2(c) of this Agreement.

(b)         During the term of the Consulting Agreement, your Company email address and telephone number will remain active, the Company will provide you with access to its email, telephone and computer systems to the extent necessary to perform the services under the Consulting Agreement, and you will retain possession of the Lenovo X1 laptop computer previously provided to you by the Company.   You agree to work with the Company to remove Company information from your Lenovo X1 laptop computer that is not necessary for you to retain in connection with the provision of your consulting services under the Consulting Agreement and subject to your retention of contact information as provided in Section 7(a) below.

4.          Release of Claims

In consideration for, among other terms, the Base Separation Benefits and Health Benefits, to which you acknowledge you would otherwise not be entitled, you, on behalf of yourself and your heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively, the “Releasors”) voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and

Uri A. Lopatin, M.D.

May 6, 2019

assigns, its and their respective employee benefit plans and fiduciaries of such plans, the  Company’s former affiliated professional employer organization, Insperity PEO Services, L.P., and the current and former officers, directors, shareholders, employees, attorneys, insurers, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you and the other Releasors have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims: relating to your employment by the Company and the termination of your employment; of wrongful discharge or violation of public policy; of breach of contract; of defamation or other torts; of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act,  and the Indiana Civil Rights Law); under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act, the California Family Rights Act and the Family and Medical Leave Act); for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the California Labor Code, or otherwise; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not waive any rights to worker’s compensation, state disability or unemployment insurance benefits or any other claims that cannot be waived as a matter of law.  Furthermore, this release shall not affect your rights to claims under state workers' compensation or unemployment laws and your right to file an administrative charge or complaint with or participate in a charge by the Equal Employment Opportunity Commission (the "EEOC"), or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give you the right to recover any monetary damages against the Company; your release of claims herein bars you from recovering such monetary relief from the Company). This release will not waive any of your rights, or obligations of the Company, regarding: (a) any right to indemnification and/or contribution, advancement or payment of related expenses that you may have pursuant to the Company’s Bylaws, Articles of Incorporation or other organizing documents, under any written indemnification or other agreement between the parties, and/or under applicable law; (b) any rights that you may have to insurance coverage under any directors and officers liability insurance, other insurance policies of the Company, COBRA or any similar state law; (c) rights to any vested benefits under any equity, compensation or other employee benefit plan or agreement with the Company, including the Company’s Section 401(k) plan and the Equity Awards; (d) rights to any applicable severance benefits under this Agreement; (e) your rights as a shareholder of the Company, if applicable, and (f) any claims arising after the date you sign this Agreement.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney's fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

Uri A. Lopatin, M.D.

May 6, 2019

In granting the release herein, you understand that this Agreement includes a release of all claims known or unknown. In giving this release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her would have materially affected his or her settlement with the debtor or released party." You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Company.

5.          Non-Disparagement

You agree not to make any disparaging statements concerning the Company, or any of its affiliates, or its or their current or former officers, directors, shareholders, employees or agents, or any of the Company’s or its respective affiliates’ products or services.  These non-disparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding or your rights under Section 7(c).

The Company will not issue any official statements or press releases disparaging you.  The Company will instruct each of the Company’s executive officers not to make any disparaging statements concerning you.  These non-disparagement obligations shall not in any way affect the Company’s obligation to (i) testify truthfully in any legal proceeding, (ii) disclose your name, position and dates of employment in response to any reference inquiries, (iii) provide truthful information about the reasons for your termination in response to inquiries from any state unemployment insurance agency, in pubic filings, as required by law and in any legal or administrative proceeding.

6.          Confidentiality of Agreement-Related Information

You agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. "Agreement-Related Information" means the negotiations leading to this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial and tax advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. Nothing in this Agreement or any other agreement between you and the Company shall be construed to prevent you from disclosing Agreement-Related Information or any other information or documents to the extent required by applicable law, a lawfully issued subpoena or duly issued court order; provided that, except where otherwise prohibited by law, you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.  In addition, nothing in this Agreement or any other agreement between you and the Company prohibits you from disclosing any information or documents in any action for enforcement of this Agreement, but solely to the extent relevant and necessary for such enforcement action.

Uri A. Lopatin, M.D.

May 6, 2019

7.          Other Provisions

(a)         Maintenance of Information.  Notwithstanding anything to the contrary in the PIIA or any other agreement between you and the Company, following the Separation Date, you may retain and use, in hardcopy and/or electronic format, the contact information in your Microsoft Outlook Contacts and similar contact information maintained by you as of the Separation Date, and, at your expense, may also continue to maintain and use any personal or professional profile, accounts or contacts contained on any LinkedIn, Facebook or other social media site or system existing as of the Separation Date.  It being agreed and understood that such social media sites will be updated appropriately to reflect your change in status and nothing in the foregoing is intended to include any Company social media site or impose any obligations or expenses on the Company.

(b)         Termination of Payments.  If you breach any of your obligations under this Agreement or your Continuing Obligations, in addition to any other legal or equitable remedies the Company may have for such breach, the Company shall have the right to terminate future payments under this Agreement and if the breach is material and willful the Company may seek recovery of the payments by the Company to you or for your benefit under this Agreement.  The termination of such payments in the event of such breach will not affect your obligations under this Agreement or your Continuing Obligations.

(c)         Protected Disclosures and Other Protected Actions.  Nothing contained in this Agreement or in your Continuing Obligations limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing contained in this Agreement or your Continuing Obligations limits your ability to communicate with or respond accurately and fully to any question, inquiry or request for information from any Government Agency or otherwise participate in any civil, criminal or regulatory investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation.  If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

(d)         Absence of Reliance.  In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(e)         Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion

Uri A. Lopatin, M.D.

May 6, 2019

and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f)         Waiver; Modification.  No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.  The terms of this Agreement may only be amended with the prior written consent of both parties.

(g)         Jurisdiction.  You and the Company hereby agree that the state and federal courts situated in San Francisco, California shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement.  With respect to any such court action, you and the Company agree to submit to the jurisdiction of such courts and consent that venue in such courts is proper.  In the event of any dispute arising out of, or relating to, this Agreement, the parties agree to submit any differences to nonbinding mediation prior to pursuing resolution through the courts.

(h)         Relief.  You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your Continuing Obligations or the promises set forth in Section 4 of this Agreement.  You further agree that money damages would be an inadequate remedy for any breach of Sections 4,  Section 5 or Section 6.  Accordingly, you agree that if you breach, or propose to breach, any of your Continuing Obligations, Section 4, Section 5 or Section 6, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

(i)          Governing Law; Interpretation.  This Agreement shall be interpreted and enforced under the laws of the State of California, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(j)          Entire Agreement.  This Agreement and the exhibits attached hereto constitute the entire agreement between you and the Company.  This Agreement supersedes any previous agreements or understandings between you and the Company, except the Continuing Obligations, the Company’s applicable stock incentive plans and your Equity Award agreements (as such documents may be amended by Sections 2(b) and 2(c) above), and any other obligations specifically preserved in this Agreement.

(k)         Time for Consideration; Effective Date.  You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement.  You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”).  To accept this

Uri A. Lopatin, M.D.

May 6, 2019

Agreement, you must return a signed original,  DocuSign or a signed PDF copy of this Agreement so that it is received by Elizabeth Lacy (elizabeth@assemblybio.com) at or before the expiration of the Consideration Period.  If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period.  For the period of seven (7) days from the date when the Company receives the signed Agreement as provided above, you have the right to revoke this Agreement by written notice to Ms. Lacy, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period.  This Agreement shall not become effective or enforceable during the revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

(l)          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same original, binding document. Any facsimile, PDF reproduction of original signatures or other electronic transmission of a signed counterpart shall be deemed to be an original counterpart and any signature appearing thereon shall be deemed to be an original signature.

[signature page follows]

Uri A. Lopatin, M.D.

May 6, 2019

Please indicate your agreement to the terms of this Agreement by signing and returning to the Company’s General Counsel the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

ASSEMBLY BIOSCIENCES, INC.

By:	/s/ Derek A. Small	May 6, 2019
	Derek A. Small	Date
Chief Executive Officer and President

You are advised to consult with an attorney before signing this Agreement. This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

///s/
/s/ Uri A. Lopatin, M.D.	May 6, 2019
Uri A. Lopatin, M.D.	Date

EXHIBIT A – EQUITY AWARDS

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